Exhibit 10.24

SCHWARZ & SCHWARZ INC.

P.O. BOX 327

ASHEBORO, NC 27204

(336) 625-0195

LEASE

STATE OF NORTH CAROLINA

COUNTY OF RANDOLPH

THIS LEASE, made this the 27TH DAY OF OCTOBER, by and between SCHWARZ & SCHWARZ, INC., (hereinafter called “Lessor”) and, BGF INDUSTRIES INC. (hereinafter called “Lessee”);

WITNESSETH:

Upon terms and conditions hereinafter set forth, the Lessor leases to Lessee and Lessee leases from Lessor property referred to as the Demised Premises, all as follows:

1.	DEMISED PREMISES. The property hereby leased to Lessee which is located at 701 5TH STREET, PLANT 4, ALTA VISTA, CAMPBELL County, in the State of VIRGINIA, and together with such specified leased property rights, privileges, easements, buildings and improvements.

2.	INITIAL TERM. This lease shall commence on JANUARY 1, 2004, and shall terminate (unless renewed as herein provided) at midnight on DECEMBER 31, 2008 (5 YEARS) (hereinafter referred to as the “Lease Term”).

3.	RENT. All rent paid by the Lessee shall be without previous demand therefore by Lessor, and without set-off or deduction, except in the event of a breach of this lease by Lessor. Rent shall be payable monthly as follows:

Amount of Rent: $22,000 PER MONTH; MONTHS 1-60	Due Date: 1ST OF EVERY MONTH

In advance on or before the Due date each calendar month during the term of this lease. The Due Date is the date on which each installment is payable. Each Due Date is one month from the previous Due Date. In addition to such remedies as may be provided under the Default provisions of this lease, Lessor shall be entitled to a late charge of five percent (5%) of the amount of the months rent if not received within ten (10) days after the Due Date.

Rents made payable to:	SCHWARZ & SCHWARZ INC.
And can be mailed to:	P.O. Box 327, Asheboro, NC 27204,
Or delivered to:	1947 N. FAYETTEVILLE ST., Asheboro, NC 27205

In addition, Lessee shall provide Lessor with a security deposit of $22,000 (the “Security Deposit”) on or before January 1, 2004. Upon the termination of the lease, Lessor shall promptly inspect the premises to determine if the Demised Premises are substantially in the condition as at the commencement of the lease, normal wear and tear excepted. In the event the Demised Premises are in the proper condition, Lessor shall return the Security Deposit no later than thirty (30) days following the termination of the lease.

4.	NOTICES. All terms and conditions of this Lease shall continue in full force and effect without exception unless notice of an intention to vacate the premises prior to expiration of the initial term, or any applicable renewal term, is given and must be in writing at least 90 DAYS PRIOR TO END OF INITIAL TERM OR ANY RENEWAL TERM. Any notices which Lessor or Lessee is required or desires to give the other shall be deemed sufficiently given, if in writing, it is delivered personally, or sent by certified or registered mail, postage prepaid, to the address listed after the respective signatures on the last page of this Lease. Any notices given herein shall be deemed delivered when the return receipt therefore is signed, or refusal to accept the mailing by the addressee is noted thereon by the postal authorities.

Lessor	Lessee

5.	RENEWAL TERM. At the expiration of the Lease Term, the Lessee shall have the option to continue this lease upon the same terms FOR ONE ADDITIONAL TERM OF 5 YEARS. Rent of the Renewal Term will be as follows:

The rent for the option period shall be to be based on the rent paid during the initial Term (as defined in Section 3) increased by a percentage equal to the percentage increase, if any, in the Consumer Price Index for December 2006 over the same index for December 2001. For purposes of the lease, the Consumer Price Index shall be Consumer Price Index for Urban Wage Earners and Clerical Workers, US City Average (1982-1984=100), annual averages and changes, all items, published by the United States Department of Labor, Bureau of Labor Statistics.

Failure to vacate the Demised Premises on or before the expiration period of the Lease Term is affirmative consent to the Renewal Term. To avoid obligations under the Renewal Term, notice an intention to vacate the premises must be made in writing at least 90 DAYS PRIOR TO THE END OF THE INITIAL TERM OR ANY RENEWAL TERM.

6.	USE. Lessee may use the Demised Premises for MANUFACTURING / STORAGE but for none other without Lessor’s prior written consent, but in no event shall Lessee make any use of the property which is in violation of any lawful governmental laws, rules or regulations, insofar as they might relate to Lessee’s use and occupancy of the Demised Premises, nor may Lessee make use of the Demised Premises, or which is a nuisance, or which increases risk of peril to the building.

7.	ACCEPTANCE AND MAINTENANCE OF PREMISES. Lessee on occupancy of the Demised Premises represented to the Lessor that it has examined and inspected the same, finds them to be represented by Lessor and satisfactory for Lessee’s intended use, and evidences Lessee’s acceptance “as is.” Lessor makes no representation or warranty as to the condition of said Demised Premises. Lessee shall maintain (and so deliver at the end of the Lease) each and every part of the Demised Premises in good repair, and shall make at Lessee’s sole costs and expense such reasonable replacements, restoration, renewals or repairs, in quality equivalent or better than the original work replaced, and may be required to so maintain the same, ordinary wear and tear only excepted; provided, however, Lessor shall be responsible for maintaining the roof and the sprinkler system in good working order and repair. In the event Lessor does not properly maintain the roof and sprinkler system, and after sufficient written notice is given and no action is taken to correct the problem, Lessee shall be entitled to make such reasonable repairs at customary rates as are necessary and deduct the cost from the Rent. Lessee shall make no structural or interior alterations of the Demised Premises without Lessor’s prior written consent. Any work performed by Lessee or Lessor shall be done in a good and workmanlike manner. Neither Lessor nor Lessee shall at any time permit any work to be performed on the Demised Premises except by duly licensed contractors and artisans, which of whom must carry general public liability insurance, certificates of which shall be furnished to Lessor. At no time may Lessee do any work that results in a claim or lien against the Lessor, and, if required by Lessor on termination of the Lease or vacation of the Demised Premises by Lessee, Lessee shall restore, at Lessee’s expense the Demised Premises to the same condition as existed at the commencement of the Initial Term, ordinary wear and tear excepted. Lessor shall have the right to remove any trade or other fixtures installed on the Demised Premises by the Lessee. Damages caused by the removal of Lessee’s fixtures shall not be considered “ordinary wear and tear.” Lessee agrees not to store on the Demised Premises any goods, which would amount to a danger to persons or the premises or would constitute a violation of any law.

Lessor warrants and represents that the Demised Premises is owned by Lessor in fee, free and clear of all liens, restrictions, and encumbrances that would interfere with Lessee’s quiet enjoyment of the Demised Premises, and that Lessor has the legal right and authority to make and entered into this lease. Lessor further warrants to Lessee that Lessor has the power, authority and right to convey to Lessee the leasehold interest created by this lease and to grant to Lessee the quiet and peaceable enjoyment and possession of the Demised Premises against the hindrance or disturbance of any person claiming by, through or under Lessor and will, at the request of Lessee and at the cost of Lessor, take all necessary steps and actions in order to defend Lessee’s quiet and peaceable possession and enjoyment of Demised Premises. Lessor further represents and warrants that the Demised Premises are appropriately zoned for the use set forth in Section 6 above.

8.	DESTRUCTION OF LESSEE BELONGINGS DUE TO FIRE OR SIMILAR HAZARD. Lessee is solely responsible for personal or business contents of leased premises and holds Lessor harmless of any destruction of such property. It is the sole responsibility of Lessee to obtain insurance for the contents of such premises. Lessee represents and warrants that Lessee has sufficient casualty and liability insurance to cover the business activities of Lessee and to cover any foreseeable liability claims. If the Lessee elects not to obtain such insurance, he is acting solely at his own risk. Lessor represents and warrants that Lessor has sufficient casualty and liability insurance to cover the complete destruction of the Demised Premises and to cover foreseeable liability claims. In the case of damage to, or destruction of, a material portion of the Demised Premises, the Lessee may, at its option, by written notice given within 180 days of the casualty, terminate this lease and terminate all obligations of the parties hereto. In the absence of giving such notice, Lessor shall diligently repair the damaged portion of the Demised Premises to their condition prior to the destruction.

Lessor	Lessee

9.	ASSIGNMENT. Lessee may not assign or encumber this lease, and may not sublet any part or all of the Demised Premises without the written consent of Lessor first had and obtained, such consent not to be unreasonably withheld, except for assignment to a wholly-owned subsidiary. Any assignment or sublease to which Lessor may consent shall not relieve Lessee of all obligations hereunder. In no event shall this Lease be assignable by operation of any law, and Lessee’s rights hereunder may not become, and shall not be listed by Lessee as, an asset under any bankruptcy, insolvency or reorganization. proceedings. Lessee is not, and may not become, and shall never represent itself to be an agent of Lessor, and Lessee expressly recognizes that Lessor’s title is paramount, and that it can do nothing to affect or impair Lessor’s title. Assignees or subleases shall be bound by all provisions of this Lease.

10.	ACCESS TO PREMISES. Lessor, as landlord, shall have the right, either himself or through his authorized agents, to enter the Demised Premises at all reasonable times with reasonable advance notice to examine the same, to allow inspection by mortgagees, and to make such repairs, alterations or changes as Lessor deems necessary.

11.	ACCORD AND SATISFACTION. Payment by Lessee of an amount insufficient to satisfy the equal monthly installments referred to in Paragraph 3 shall be deemed payment on account of the earliest rent due. No endorsement, statement, or other writing on any check or any letter accompanying any check or payment of rent will be construed an accord and satisfaction. The Lessor will reserve all rights to future payments sufficient to satisfy the equal monthly installments, and Lessor may accept check or payments without prejudice to all rights of recovery provided by this Lease or by law.

12.	TAXES. LESSOR shall pay all ad valorem taxes levied against the real property subject to this Lease. Lessee shall pay all licenses or taxes levied on their property, their business, or any fees or charges resulting from, or paid on account of, their occupation of the premises.

13.	UTILITIES. Lessee shall pay promptly, when due, all charges payable for utilities owed by Lessee. Utilities include, but are not limited to, all charges for light, heat, electricity, water, sewerage, and any fuel for the provision of the foregoing.

14.	INDEMNIFICATION. Lessee shall hold Lessor harmless from and against any and all claims, damages, and cause of action for injury to persons or property arising out of, or caused by, Lessee’s use or occupancy of the Demised Premises. Lessor shall hold Lessee harmless from and against any and all claims arising from Lessor’s material default of this lease or from the activities of Lessor and its agents on the Demised Premises. Any and all goods stored by Lessee on the premises are stored entirely at Lessee’s own risk! The parties hereto mutually agree that Lessee shall have no right to claim any compensation or reimbursement for any damages suffered by, or alleged to have been suffered or sustained by, any of Lessee’s goods while stored on the premises. Lessee acknowledges and understands that it is Lessee’s obligation to maintain insurance on any property of Lessee’s stored on the premises; Lessor does not insure Lessee’s goods in any way, and shall have no responsibility to Lessee for any damage to or deterioration of Lessee’s goods stored on the premises, whether such damage results from fire, flood, windstorm, rain, water damage, hail, sleet, theft, vandalism, or any other cause whatsoever.

15.	PERFORMANCE OF UPFIT LIST. Lessor shall undertake to perform the tasks on the attached BGF Upfit List promptly and will complete such tasks in a good, workmanlike manner.

16.	DEFAULT. If Lessee fails to pay all Rent as provided in the lease, breaches any other material agreement or obligation herein set forth, which is not cured within ten (10) days (or thirty (30) days with respect to a default other than a payment default) after written notice to the Lessee of such breach, files (or has filed against it) any petition of action for relief under any creditor’s law (including bankruptcy, reorganization, or similar actions), either in State or Federal Court, then in addition to any other lawful right or remedy which it may have, Lessor, may do the following: (a) declare the rent for the balance of the term immediately due and payable, and collect the same by lawful judicial processes; (b) terminate this Lease, or repossess the Demised Premises, and with or without terminating the Lease, relet the same at such amount as Lessor deems reasonable, and if the amount is less than Lessee’s rent, Lessee shall immediately pay the difference on demand to Lessor, but if in excess of Lessee’s rent, the entire amount shall belong to Lessor free of any claim of Lessee thereto. All reasonable expenses of Lessor in repairing, restoring or altering the premises for reletting, together with expenses in seeking and obtaining a new Lessee, shall be charged to and a liability of Lessee. Furthermore, with respect to personal property left on the Demised Premises after default, Lessee accepts the provisions of N.C. 44A relating to statutory liens and consents to the enumerated enforcement provisions. All rights and remedies of Lessor are cumulative, and the exercise of one shall not be an election excluding Lessor at any other time from exercise of a different or inconsistent remedy. No waiver by Lessor of any covenant or condition shall be deemed to imply or constitute a further waiver of the same at a later time.

Lessor	Lessee

17.	MISCELLANEOUS. Headings of paragraphs are for convenience only and shall not be considered in construing the meaning of the contents of such paragraphs. The invalidity of any portion of the Lease shall not have any effect on the balance hereof. Should either party institute any legal proceedings against the other party for breach of any provision herein contained, and prevail in such action, the non-prevailing party shall in addition be liable for the costs and expenses of the prevailing party, including its reasonable attorney fees. This lease shall be binding upon the respective parties hereto, and upon their heirs, permitted subleases, executors, successors and permitted assigns. This lease supersedes and cancels all prior negotiations between the parties and changes shall be in writing signed by the party affected by such change.

Lessor	Lessee

IN WITNESS WHEREOF, Lessor and Lessee have executed this lease in duplicate originals, all as of the day and year first above written.

LESSOR: SCHWARZ & SCHWARZ INC.

BY:.
(SEAL)

ADDRESS: PO BOX 327
ASHEBORO, NC 27204
PHONE (336) 625-0195

LESSEE:

BY:
(SEAL)
ADDRESS:

PHONE

SSN:

TAX ID NO: